Gates Industrial Reports Second-Quarter 2019 Results
Denver, CO, August 6, 2019
Second-Quarter 2019 Highlights

▪	Net sales of $809.9 million compared to prior-year period of $875.1 million.

▪	Net income attributable to shareholders of $21.5 million, or $0.07 per diluted share, compared to prior-year period of $85.6 million, or $0.29 per diluted share.

▪	Adjusted Net Income of $75.2 million, or $0.26 per diluted share.

▪	Adjusted EBITDA of $165.4 million and Adjusted EBITDA margin of 20.4%.
Gates Industrial Corporation plc (NYSE:GTES), a leading global provider of application-specific fluid power and power transmission solutions, today reported results for the second quarter ended June 29, 2019.
Ivo Jurek, Gates Industrial’s Chief Executive Officer, commented, “Our second-quarter results were adversely affected by a noticeable change in the demand environment, particularly in industrial end markets, which decelerated as the quarter progressed. The decline in revenue from the prior year was largely attributable to broad weakness in Europe and China, due, in part, to persisting economic and trade uncertainty, as well as weakening industrial activity in North America. These broader macroeconomic conditions are resulting in a heightened level of caution across many of our customers and channel partners. As a result of the decelerating volumes, our margins were pressured as we continue to right-size our manufacturing costs and reduce inventory levels.”
Jurek continued, “Given the change in the end market backdrop during the quarter and the primarily short-cycle nature of our business, we have reset our full-year outlook to reflect the current conditions in our end markets. We continue to manage the business with a long-term perspective, but are taking actions to navigate the challenges presented by the current environment. We are focused on the items we can control, and have accelerated and expanded our previously announced restructuring program. The recently completed investment in our Fluid Power footprint will allow us to more efficiently consolidate some of our sub-scale production sites. This investment, along with the investment we've made in new product development, will be a margin headwind in the current market conditions, but positions us well for long-term growth. We believe that we have an appropriate action plan in place and are confident in our ability to execute through the cycle while generating a high level of free cash flow.”
Second-Quarter Financial Results
Second-quarter net sales of $809.9 million decreased 7.5% over the prior-year quarter net sales of $875.1 million, including a 4.8% core revenue decline, which was driven by the challenging conditions that developed across our industrial end markets, as well as persisting adverse automotive first-fit market conditions in China and Europe. Net sales included an unfavorable foreign currency impact of 2.9% and a 0.2% benefit from acquisitions.
Net income attributable to shareholders in the second quarter was $21.5 million, or $0.07 per diluted share, compared to $85.6 million, or $0.29 per diluted share, in the prior-year period. Adjusted Net Income, which primarily excludes amortization of certain intangibles, transaction-related expenses and foreign currency financing gains and losses, was $75.2 million, or $0.26 per diluted share, compared to $112.1 million, or $0.38 per diluted share, in the prior-year period. The diluted weighted average number of shares outstanding in the second quarter of 2019 was 291,802,754 compared to 297,385,570 in the second quarter of 2018.

Second-quarter Adjusted EBITDA was $165.4 million, or 20.4% of net sales, compared to $204.9 million, or 23.4% of net sales in the prior-year quarter. Excluding acquisitions which were not included in the prior-year period, Adjusted EBITDA margin contracted by approximately 290 basis points to 20.5% in the second quarter. The Company maintained a positive price/cost position in the quarter, which was offset by lower production volumes and the negative impact of foreign currency translation.
Power Transmission Segment Results

	Three months ended
(USD in millions)	June 29, 2019	June 30, 2018	% Change	% Core Change
Net sales	$501.5	$549.6	(8.8%)	(5.3%)
Adjusted EBITDA	$105.6	$133.3	(20.8%)
Adjusted EBITDA margin	21.1%	24.3%	(320 bps)
Depreciation & amortization (1)	$16.5	$15.2	+8.6%
Amort. of intangibles from acq. of Gates	$18.3	$19.0	(3.7%)

	Six months ended
(USD in millions)	June 29, 2019	June 30, 2018	% Change	% Core Change
Net sales	$1,001.0	$1,095.6	(8.6%)	(4.5%)
Adjusted EBITDA	$215.5	$258.6	(16.7%)
Adjusted EBITDA margin	21.5%	23.6%	(210 bps)
Depreciation & amortization (1)	$32.9	$30.7	+7.2%
Amort. of intangibles from acq. of Gates	$36.7	$38.6	(4.9%)

(1)	Excludes the amortization of intangible assets arising from the 2014 acquisition of Gates.
Power Transmission net sales decreased 8.8% to $501.5 million in the second quarter, reflecting a core revenue decline of 5.3% and an additional 3.5% of unfavorable foreign currency effects. The Company continued to observe strong replacement channel sales growth in emerging markets, with the highest global growth rate in China. Additionally, Power Transmission net sales were impacted by declines in the agriculture and general industrial end markets. Net sales in emerging markets experienced a greater decline than in developed markets, due primarily to automotive first-fit exposure.
Adjusted EBITDA decreased 20.8% over the prior-year quarter, while Adjusted EBITDA margin contracted by 320 basis points, attributable to the decline in volumes and related manufacturing inefficiencies.
Fluid Power Segment Results

	Three months ended
(USD in millions)	June 29, 2019	June 30, 2018	% Change	% Core Change
Net sales	$308.4	$325.5	(5.3%)	(3.9%)
Adjusted EBITDA	$59.8	$71.6	(16.5%)
Adjusted EBITDA margin	19.4%	22.0%	(260 bps)
Adjusted EBITDA margin, excluding acquisitions	19.5%	22.0%	(250 bps)
Depreciation & amortization (1)	$10.1	$9.1	+11.0%
Amort. of intangibles from acq. of Gates	$11.3	$11.3	—%

	Six months ended
(USD in millions)	June 29, 2019	June 30, 2018	% Change	% Core Change
Net sales	$613.8	$631.5	(2.8%)	(1.7%)
Adjusted EBITDA	$115.4	$130.2	(11.4%)
Adjusted EBITDA margin	18.8%	20.6%	(180 bps)
Adjusted EBITDA margin, excluding acquisitions	18.7%	20.6%	(190 bps)
Depreciation & amortization (1)	$20.1	$18.0	+11.7%
Amort. of intangibles from acq. of Gates	$22.6	$22.3	+1.3%

(1)	Excludes the amortization of intangible assets arising from the 2014 acquisition of Gates.
Fluid Power net sales decreased 5.3% to $308.4 million in the second quarter, reflecting a core revenue decline of 3.9% and unfavorable foreign currency effects of 1.9%, partially offset by incremental net sales from recent acquisitions of 0.5%. The core revenue decline was driven by weakening across industrial end markets, particularly in the agriculture end market. The Company did see low-single digit growth in emerging markets during the quarter, a result of growth in the oil and gas and general industrial end markets.
Excluding acquisitions, Adjusted EBITDA margin declined 250 basis points over the prior-year quarter, driven largely by lower volumes and associated manufacturing inefficiencies, as well as the investments we've made in our footprint and product development capabilities.
Liquidity and Capital Resources
During the second quarter of 2019, the Company generated $111.5 million of cash from operations, impacted by lower Adjusted EBITDA performance and higher working capital. With the manufacturing footprint investment completed at the end of 2018, second-quarter capital expenditures declined to $19.2 million, the largest portion of which represented maintenance expenditures.
As of June 29, 2019, the Company had total cash of $411.0 million and total outstanding debt of $3.0 billion, representing a flat net leverage ratio of 3.7 times last twelve months ("LTM") Adjusted EBITDA compared to the second quarter of 2018.
2019 Outlook
To reflect the current market conditions, the Company is resetting its full-year 2019 outlook. Core revenue is now expected to decline in the range of 5.0% to 7.0%, with Adjusted EBITDA in the range of $590 million to $630 million. The Company expects total capital expenditures of approximately $110 million and Free Cash Flow Conversion of greater than 80% of Adjusted Net Income.
Conference Call and Webcast
Gates Industrial Corporation plc will host a conference call today at 5:00 pm ET to discuss the Company's financial results. The conference call can be accessed by dialing (866) 393-4306 (domestic) or +1 (734) 385-2616 (international) and requesting the Gates Industrial Corporation Second Quarter 2019 Earnings Conference Call. A webcast of the conference call and accompanying presentation materials can be accessed through Gates Industrial's website at investors.gates.com. An audio replay of the conference call can be accessed by dialing (855) 859-2056 (domestic) or +1 (404) 537-3406 (international), and providing the passcode 8788556, or by accessing Gates Industrial's website at investors.gates.com.

About Gates Industrial Corporation plc
Gates is a global manufacturer of innovative, highly engineered power transmission and fluid power solutions. Gates offers a broad portfolio of products to diverse replacement channel customers, and to original equipment (“first-fit”) manufacturers as specified components. Gates participates in many sectors of the industrial and consumer markets. Our products play essential roles in a diverse range of applications across a wide variety of end markets ranging from harsh and hazardous industries such as agriculture, construction, manufacturing and energy, to everyday consumer applications such as printers, power washers, automatic doors and vacuum cleaners and virtually every form of transportation. Our products are sold in more than 120 countries across our four commercial regions: the Americas; Europe, Middle East & Africa; Greater China; and East Asia & India.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Forward-looking statements include statements relating to our estimated and projected earnings, margins, costs, expenditures, restructuring program, cash flows, liquidity, de-leveraging plans, growth rates and financial results. These forward-looking statements are subject to risk, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed in or implied by our forward-looking statements. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those expressed in or implied by our forward-looking statements, including but not limited to the factors described in the section entitled “Item 1A. Risk Factors” of the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2018, as filed with the Securities and Exchange Commission (the “SEC”), which include the following: conditions in the global and regional economy and the major end markets we serve; economic, political and other risks associated with international operations, including exchange rate fluctuations; availability of raw materials at favorable prices and in sufficient quantities; changes in our relationships with, or the financial condition, performance, purchasing power or inventory levels of, key channel partners; competition in all areas of our business; pricing pressures from our customers; continued operation of our manufacturing facilities; our ability to forecast demand or meet significant increases in demand; market acceptance of new product introductions and product innovations; our cost reduction actions; litigation, legal or regulatory proceedings brought against us; enforcement of our intellectual property rights; recalls, product liability claims or product warranties claims; anti-corruption laws and other laws governing our international operations; existing or new laws and regulations that may prohibit, restrict or burden the sale of aftermarket products; our decentralized information technology systems and any interruptions to our computer and IT systems; environmental, health and safety laws and regulations; insurance coverage of future losses we may incur; lives of products used in our end markets as well as the development of replacement markets; our ability to successfully integrate acquired businesses or assets; our reliance on senior management or key personnel; our ability to maintain and enhance our brand; work stoppages and other labor matters; our investments in joint ventures; liabilities with respect to businesses that we have divested in the past; terrorist acts, conflicts and wars; losses to our facilities, supply chains, distribution systems or information technology systems due to catastrophe or other events; additional cash contributions we may be required to make to our defined benefit pension plans; the loss or financial instability of any significant customer or customers; changes in legislative, regulatory and legal developments involving taxes and other matters; our substantial leverage; and the significant influence of our majority shareholder, The Blackstone Group Inc., over us, as such factors may be updated from time to time in the Company's periodic filings with the SEC. Investors are urged to consider carefully the disclosure in our filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in our other periodic filings. Gates undertakes no obligation to update or supplement any forward-looking statements as a result of new information, future events or otherwise, except as required by law.

Gates Industrial Corporation plc
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Six months ended
(USD in millions, except per share amounts)	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net sales	$809.9	$875.1	$1,614.8	$1,727.1
Cost of sales	508.5	517.6	1,006.1	1,033.7
Gross profit	301.4	357.5	608.7	693.4
Selling, general and administrative expenses	198.0	209.8	398.5	418.4
Transaction-related (income) expenses	(0.7)	1.3	(0.3)	6.0
Impairment of intangibles and other assets	—	0.1	—	0.4
Restructuring expenses	0.3	2.3	3.6	2.0
Other operating expenses	1.9	3.1	4.8	7.4
Operating income from continuing operations	101.9	140.9	202.1	259.2
Interest expense	39.2	39.8	77.3	99.6
Other (income) expenses	(1.5)	(3.3)	(4.8)	14.1
Income from continuing operations before taxes	64.2	104.4	129.6	145.5
Income tax expense (benefit)	37.5	11.5	(502.2)	23.2
Net income from continuing operations	26.7	92.9	631.8	122.3
Loss on disposal of discontinued operations, net of tax, respectively, of $0, $0, $0 and $0	0.2	0.3	0.5	0.4
Net income	26.5	92.6	631.3	121.9
Less: non-controlling interests	5.0	7.0	(3.9)	12.1
Net income attributable to shareholders	$21.5	$85.6	$635.2	$109.8

Earnings per share
Basic
Earnings per share from continuing operations	$0.07	$0.30	$2.19	$0.39
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.07	$0.30	$2.19	$0.39

Diluted
Earnings per share from continuing operations	$0.07	$0.29	$2.18	$0.38
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.07	$0.29	$2.18	$0.38

Gates Industrial Corporation plc
Consolidated Balance Sheets
(Unaudited)

(USD in millions, except share numbers and per share amounts)	As of June 29, 2019	As of December 29, 2018
Assets
Current assets
Cash and cash equivalents	$411.0	$423.4
Trade accounts receivable, net	777.2	742.3
Inventories	544.5	537.6
Taxes receivable	16.2	7.2
Prepaid expenses and other assets	117.0	104.1
Total current assets	1,865.9	1,814.6
Non-current assets
Property, plant and equipment, net	748.1	756.3
Goodwill	2,067.1	2,045.9
Pension surplus	53.7	52.6
Intangible assets, net	1,938.9	1,990.6
Operating lease right-of-use assets	122.1	—
Taxes receivable	28.8	27.9
Deferred income taxes	576.0	5.1
Other non-current assets	29.5	29.6
Total assets	$7,430.1	$6,722.6
Liabilities and equity
Current liabilities
Debt, current portion	$41.1	$51.6
Trade accounts payable	378.3	424.0
Taxes payable	15.9	19.2
Accrued expenses and other current liabilities	206.0	184.2
Total current liabilities	641.3	679.0
Non-current liabilities
Debt, less current portion	2,935.0	2,953.4
Post-retirement benefit obligations	153.4	155.9
Lease liabilities	112.4	—
Taxes payable	148.8	81.9
Deferred income taxes	386.0	439.5
Other non-current liabilities	70.6	79.2
Total liabilities	4,447.5	4,388.9
Shareholders’ equity
—Shares, par value of $0.01 each - authorized shares: 3,000,000,000; outstanding shares: 290,101,651 (December 29, 2018: authorized shares: 3,000,000,000; outstanding shares: 289,847,574)	2.9	2.9
—Additional paid-in capital	2,426.4	2,416.9
—Accumulated other comprehensive loss	(835.6)	(854.3)
—Retained earnings	1,017.1	381.9
Total shareholders’ equity	2,610.8	1,947.4
Non-controlling interests	371.8	386.3
Total equity	2,982.6	2,333.7
Total liabilities and equity	$7,430.1	$6,722.6

Gates Industrial Corporation plc
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended
(USD in millions)	June 29, 2019	June 30, 2018
Cash flows from operating activities
Net income	$631.3	$121.9
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	112.3	109.6
Non-cash currency transaction gain on net debt and hedging instruments	(4.7)	(31.6)
Premium paid on redemption of long-term debt	—	27.0
Other net non-cash financing costs	6.2	43.5
Share-based compensation expense	6.4	3.2
Decrease in post-employment benefit obligations, net	(4.5)	(1.9)
Deferred income taxes	(618.2)	(38.3)
Other operating activities	3.7	1.4
Changes in operating assets and liabilities, net of effects of acquisitions:
—Increase in accounts receivable	(37.0)	(108.6)
—Decrease (increase) in inventories	0.1	(53.0)
—(Decrease) increase in accounts payable	(47.4)	48.2
—Increase in prepaid expenses and other assets	(13.3)	(9.0)
—Increase in taxes payable	53.8	8.6
—Decrease in other liabilities	(24.9)	(27.1)
Net cash provided by operations	63.8	93.9
Cash flows from investing activities
Purchases of property, plant and equipment	(36.9)	(105.4)
Purchases of intangible assets	(5.2)	(8.8)
Net cash paid under corporate-owned life insurance policies	(5.6)	(7.4)
Purchase of businesses, net of cash acquired	—	(50.9)
Other investing activities	0.2	(1.2)
Net cash used in investing activities	(47.5)	(173.7)
Cash flows from financing activities
Issuance of shares, net of underwriting costs	1.6	799.1
Other offering costs	—	(8.1)
Payments of long-term debt	(18.9)	(926.7)
Premium paid on redemption of long-term debt	—	(27.0)
Dividends paid to non-controlling interests	(15.0)	(16.2)
Other financing activities	1.0	5.9
Net cash used in financing activities	(31.3)	(173.0)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	2.6	(6.4)
Net decrease in cash and cash equivalents and restricted cash	(12.4)	(259.2)
Cash and cash equivalents and restricted cash at the beginning of the period	424.6	566.0
Cash and cash equivalents and restricted cash at the end of the period	$412.2	$306.8
Supplemental schedule of cash flow information
Interest paid, net of amount capitalized	$80.0	$101.5
Income taxes paid, net	$61.9	$53.1
Accrued capital expenditures	$1.1	$3.3
Accrued deferred offering costs	$—	$0.5

Non-GAAP Financial Statements
This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as its key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. We use Adjusted EBITDA as our measure of segment profitability to assess the performance of our businesses, and it is used for total Gates as well because we believe it is important to consider our total profitability on a basis that is consistent with that of our operating segments. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.
Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income attributable to shareholders before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.
Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the impacts of movements in foreign currency rates and the first-year impacts of acquisitions and disposals. We present core revenue growth because it allows for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency gains or losses, or the incomparability that would be caused by the impact of an acquisition or disposal.
Management uses Free Cash Flow to measure cash generation and liquidity. Free Cash Flow is a non-GAAP measure that represents net cash provided by operations less capital expenditures. Free Cash Flow Conversion is a measure of Free Cash Flow for the preceding twelve months expressed as a percentage of Adjusted Net Income for the same period. We use this metric as a measure of the success of our business in converting Adjusted Net Income into cash.
These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Gates Industrial Corporation plc
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three months ended		Six months ended
(USD in millions)	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net income from continuing operations	$26.7	$92.9	$631.8	$122.3
Adjusted for:
Income tax expense (benefit)	37.5	11.5	(502.2)	23.2
Net interest and other expenses	37.7	36.5	72.5	113.7
Depreciation and amortization	56.2	54.6	112.3	109.6
Transaction-related (income) expenses (1)	(0.7)	1.3	(0.3)	6.0
Impairment of intangibles and other assets	—	0.1	—	0.4
Restructuring expenses (2)	0.3	2.3	3.6	2.0
Share-based compensation expense	3.8	1.6	6.4	3.2
Sponsor fees (included in other operating expenses) (3)	2.0	2.1	3.8	4.0
Inventory impairments and adjustments (included in cost of sales)	0.3	1.1	0.3	1.1
Severance-related expenses (included in cost of sales)	0.5	—	0.5	—
Other operating expenses	1.1	0.9	2.2	3.3
Adjusted EBITDA	$165.4	$204.9	$330.9	$388.8

(1)
Transaction-related (income) expenses relate primarily to advisory fees recognized in respect of our initial public offering, the acquisition of businesses and costs related to other corporate transactions such as debt refinancings. During the three months ended June 29, 2019, transaction-related (income) expenses included the release of an accrual of $0.7 million relating to a prior period acquisition.

(2)
Restructuring expenses represent costs in relation to specifically defined restructuring projects and include costs related to decisions to close lines of business, facility closures and relocations, strategic organizational rationalizations and related non-recurring employee severance.

(3)	Sponsor fees relate to fees paid to our private equity sponsor for monitoring, advisory and consulting services.

Gates Industrial Corporation plc
Reconciliation of Net Income Attributable to Shareholders to Adjusted Net Income
(Unaudited)

	Three months ended		Six months ended
(USD in millions, except share numbers and per share amounts)	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net income attributable to shareholders	$21.5	$85.6	$635.2	$109.8
Adjusted for:
Loss on disposal of discontinued operations	0.2	0.3	0.5	0.4
Amortization of intangible assets arising from the 2014 acquisition of Gates	29.6	30.3	59.3	60.9
Transaction-related (income) expenses (1)	(0.7)	1.3	(0.3)	6.0
Impairment of intangibles and other assets	—	0.1	—	0.4
Restructuring expenses (2)	0.3	2.3	3.6	2.0
Share-based compensation expense	3.8	1.6	6.4	3.2
Sponsor fees (included in other operating expenses) (3)	2.0	2.1	3.8	4.0
Inventory impairments and adjustments (included in cost of sales)	0.3	1.1	0.3	1.1
Adjustments relating to post-retirement benefits	(0.6)	0.6	(1.9)	1.6
Premium on redemption of long-term debt	—	—	—	27.0
Financing-related FX losses (gains) (4)	0.3	(3.4)	(0.6)	(12.8)
One-time net tax expense (benefit) (5)	28.3	—	(513.0)	—
One-time non-controlling interest adjustment	—	—	(15.0)	—
Other adjustments	(0.2)	(1.4)	(1.1)	(1.8)
Estimated tax effect of the above adjustments	(9.6)	(8.4)	(19.6)	(18.1)
Adjusted Net Income	$75.2	$112.1	$157.6	$183.7

Diluted weighted average number of shares outstanding	291,802,754	297,385,570	291,863,973	290,932,380
Adjusted Net Income per diluted share	$0.26	$0.38	$0.54	$0.63

(1)
Transaction-related (income) expenses relate primarily to advisory fees recognized in respect of our initial public offering, the acquisition of businesses and costs related to other corporate transactions such as debt refinancings. During the three months ended June 29, 2019, transaction-related (income) expenses included the release of an accrual of $0.7 million relating to a prior period acquisition.

(2)
Restructuring expenses represent costs in relation to specifically defined restructuring projects and include costs related to decisions to close lines of business, facility closures and relocations, strategic organizational rationalizations and related non-recurring employee severance.

(3)	Sponsor fees relate to fees paid to our private equity sponsor for monitoring, advisory and consulting services.
(4)
Financing-related FX losses (gains) relate primarily to net foreign currency remeasurement losses (gains) on the unhedged portion of Gates' Euro-denominated debt, and, in the six months ended June 30, 2018, a gain of $5.8 million on a currency derivative entered into as part of the redemption of our Euro Senior Notes.

(5)
During the first quarter of 2019, we recognized a one-time, non-cash tax benefit related to the release of valuation allowances on net operating loss carryforwards in Europe. This benefit was offset partially by certain indirectly related unrecognized tax benefits. During the three months ended June 29, 2019, a tax charge of $28.3 million was recognized primarily as a result of a statutory tax rate change in the country in which the net operating loss carryforwards noted above are held.

Gates Industrial Corporation plc
Reconciliation of Net Sales to Core Revenue Growth
(Unaudited)

	For the three months ended June 29, 2019

(USD in millions)	Power Transmission	Fluid Power	Total
Net sales (1)	$501.5	$308.4	$809.9
Impact on net sales of movements in currency rates	18.9	6.2	25.1
Impact on net sales from recent acquisitions	—	(1.9)	(1.9)
Core revenue	$520.4	$312.7	$833.1

Net sales for the three months ended June 30, 2018	549.6	325.5	875.1
Decrease in net sales on a core basis (core revenue)	$(29.2)	$(12.8)	$(42.0)

Core revenue growth (%)	(5.3%)	(3.9%)	(4.8%)

	For the six months ended June 29, 2019

(USD in millions)	Power Transmission	Fluid Power	Total
Net sales (1)	$1,001.0	$613.8	$1,614.8
Impact on net sales of movements in currency rates	45.0	14.7	59.7
Impact on net sales of acquisitions	—	(7.5)	(7.5)
Core revenue	$1,046.0	$621.0	$1,667.0

Net sales for the six months ended June 30, 2018	1,095.6	631.5	1,727.1
Decrease in net sales on a core basis (core revenue)	$(49.6)	$(10.5)	$(60.1)

Core revenue growth (%)	(4.5%)	(1.7%)	(3.5%)

(1)	Throughout this document the terms "net sales" and "revenue" are used interchangeably in reference to the GAAP measure "net sales."

Gates Industrial Corporation plc
Reconciliation of Free Cash Flow and Free Cash Flow Conversion
(Unaudited)

	Six months ended		Twelve months ended
(USD in millions)	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Cash provided by operations	$63.8	$93.9	$283.4	$326.8
Capital expenditures (1)	(42.1)	(114.2)	(110.6)	(190.2)
Free Cash Flow	$21.7	$(20.3)	$172.8	$136.6

(1)	Capital expenditures represent purchases of property, plant and equipment and purchases of intangible assets.

	Twelve months ended
(USD in millions)	June 29, 2019	June 30, 2018
Free Cash Flow	$172.8	$136.6
Adjusted Net Income	353.1	281.7
Free Cash Flow Conversion	48.9%	48.5%

Source: Gates Industrial Corporation plc

Contact
Bill Waelke
(303) 744-4887
investorrelations@gates.com